Assignment Form

Please complete and return to: Alternative Liquidity Index LP C/O Alternative Liquidity Capital

11500 Wayzata Blvd. #1050, Minnetonka, MN 55305

If you have any questions, please contact us at (888) 884-8796 or info@alternativeliquidity.net

Sinovac Biotech Ltd. CUSIP: P8696W104 Purchase Offer	Price:	$0.03 per Share
	Expiration Date	March 12, 2024
Quantity of Shares Owned:
List the number of shares you are selling: ____All ____Quantity (specify a number):____ ____SELL ALL OR NONE If you do not check a box here, you agree to sell all of the Shares you own.
Fill out where applicable, signing to indicate your agreement to the terms of the Offer and the terms on this side and the reverse side of this form (collectively, the “Agreement”)
Owner & Custodian Information	Medallion
Owner*	(You agree to obtain a Medallion Guarantee Stamp here from your bank or broker)
Name:
Signature:
Date:
Social Security/Tax ID:
Address:
Email Address:
Phone Number:
Co-Owner (if applicable)	(Purchaser will obtain custodian’s stamp here if applicable)
Name(s):
Signature(s):
Date:
Custodian (if applicable; Purchaser will obtain)
Name:
Signature:
Date:
Account or reference #:
Phone Number:
Wire Instructions for Payment

If any of the following applies, please provide the appropriate documents.

•Name changes: Certified copy of Marriage Certificate or proof of name change from the court.

•Power of Attorney: Copy of Power of Attorney document.

•Estates: Certified Copies of Death Certificate and appropriate Court Documents (no older than 45 days).

•Corporations: Copy of Corporate Resolution naming the Authorized Signature, with a seal if applicable.

ABA:
Bank Name
Bank Address:
Account #:
Account Name:
Attn:
Ref:

If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s) in fact, agent(s), officer(s), or a corporation or another acting in a fiduciary or representing capacity, please provide the following information:

Name:	Capacity:

Sinovac Biotech Ltd.   (SVA) Assignment Form

To participate in the Offer, a duly executed copy of this Assignment Form and any other documents required by this Assignment Form must be received by the Purchaser on or prior to the Expiration Date. Delivery of this Assignment Form or any other required documents to an address other than as set forth above does not constitute valid delivery. The method of delivery of all documents is at the election and risk of the tendering Shareholder. This Assignment Form is to be completed by holders of Shares in Sinovac Biotech Ltd.   (the "Company"), pursuant to the procedures set forth in the Offer (as defined below). Capitalized terms used herein have the meanings in the Offer.

The undersigned hereby tenders to Alternative Liquidity Index LP; (the "Purchaser") all of the Shares of common stock (the "Shares") in the Company held by the undersigned as set forth above (or, if less than all such Shares, the number set forth on the reverse above the signature box), at a purchase price equal to $0.03 per Share, upon the other terms and subject to the conditions set forth in the Offer, dated January 8, 2024 (the "Offer") and in this Assignment Form, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Receipt of the Offer is hereby acknowledged. Subject to and effective upon acceptance for payment of any of the Shares tendered hereby, the undersigned sells, assigns, and transfers to, Purchaser all right, title, and interest in and to such Shares which are purchased pursuant to the Offer. The undersigned hereby irrevocably constitutes and appoints the Purchaser as the true and lawful agent and attorney-in-fact and proxy of the undersigned with respect to such Shares, with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power and proxy coupled with an interest), to deliver such Shares and transfer ownership of such Shares, on the books of the Company, together with all accompanying evidences of transfer and authenticity, to the Purchaser and, upon acceptance of the tender of such Shares by the Purchaser, to exercise all voting rights and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares all in accordance with the terms of the Offer. Upon the purchase of Shares pursuant to the Offer, all prior proxies and consents given by the undersigned with respect to such Shares will be revoked and no subsequent proxies or consents may be given (and if given will not be deemed effective). In addition, by executing this Assignment Form, the undersigned assigns to the Purchaser all of the undersigned's rights to receive dividends from the Company with respect to Shares which are purchased pursuant to the Offer, other than dividends paid through the Expiration Date, and all proceeds that are paid after the Expiration Date from or as a result of any claim, litigation, class or derivative action brought by or for the benefit of the Shareholders with respect to the transferred Shares, regardless of when the claims brought pursuant to such action accrued. Upon request, the undersigned will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer, and purchase of such Shares, including obtaining a Medallion Signature Guarantee if necessary (which may be required for transfer; the lack thereof does not affect the validity of the Agreement).

The undersigned hereby represents and warrants that the undersigned owns the Shares tendered hereby and has full power and authority to validly tender, sell, assign, and transfer the Shares tendered hereby, and that when any such Shares are purchased by the Purchaser, the Purchaser will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such Shares will not be subject to any adverse claim. Upon request, the undersigned will execute and deliver any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer, and purchase of Shares tendered hereby. The undersigned understands that a tender of Shares to the Purchaser will constitute a binding agreement between the undersigned and the Purchaser upon the terms and subject to the conditions of the Offer. The undersigned recognizes the right of the Purchaser to effect a change of dividend address to Alternative Liquidity Index, LP at 11500 Wayzata Blvd. #1050, Minnetonka, MN 55305. The undersigned recognizes that under certain circumstances set forth in the Offer, the Purchaser may not be required to accept for payment any of the Shares tendered hereby. In such event, the undersigned understands that any Assignment Form for Shares not accepted by Purchaser will be destroyed by the Purchaser. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.